(Translated from Chinese by the H.J.M. International Law Office)

Hami City Land Resource Bureau Document (HCLRBD)

HCLRBD File No. (2006) 421

Land Approval Confirmation
For
Xinjiang Yajia Distillate Company Limited Application

Xinjiang Yajia Distillate Company Limited:

According to the stipulation of the Land Management Regulations of the People’s Republic of China, with regard to the District Planning Committee’s Approval Confirmation to the Project of Xinjiang Yajia Distillate Company Limited of Annual Procudtion of 20,000 Metric Tons of Corn Ethanol, with the File No. 2006-4 of Hami’s Land, Planning, Industrial, Transportation and Power Bureau, and the Notice of Approval of Xinjiang Yajia Distillate Company Limited Enter Industrial Zone, with the Anter File No. 2006-3 of Hami Industrial Zone Management, through a detail study from our Bureau, we approve the following:

1.
Agree to distribute your company the land usage rights of 100,192 m2 of the state-owned land in the Guangdong Industrial Zone. This land is for industrial use only. The allotted time of the land is 50 years. The termination date is November 27, 2056.

2.
According to the doctrine of the Xinjiang People’s Government’s new policy, with file number 2005-65, The Suggestion of Fully Utilize the Undeveloped Land and to Speed Up the Industrial Development of the Local District, we decided to waive your company the Land Use Compensation Fee and the New Land Construction Compensation Fee.

3.
After your company receives this document, please come to our office to complete all the land transfer procedures. Without approval, it is not allowed to change the land usage terms and conditions, to lease or to mortgage it to other parties.

Hami City Land Resource Bureau

November 28, 2006

Subject: Land, Transfer, Approval

Submit to: City Hall, District Land Resource Bureau, City Development Bureau, Land File Department and Law and Monitoring Team of our Bureau

File two copies